Exhibit 99.1

ASTEC INDUSTRIES REPORTS PRELIMINARY FOURTH QUARTER

AND 2003 RESULTS

CHATTANOOGA, Tenn. (February 24, 2004) - Astec Industries, Inc. (Nasdaq: ASTE) today announced that, based upon a preliminary projection of its fourth quarter results, it will report a loss for the quarter ended December 31, 2003, that is expected to be in the range of $1.22 to $1.24 per diluted share (based on 19,623,990 shares) resulting in expected losses for the year of $1.46 to $1.48 per diluted share (based on 19,671,697 shares).

Commenting on the earnings pre-announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "We are disappointed in the financial results for the fourth quarter of 2003 and for the full year but are looking forward to 2004. The primary factors in the fourth quarter that negatively affected our earnings results were a goodwill impairment charge of approximately $16.3 million related to Statement of Financial Accounting Standards No. 142; underabsorbed overhead of approximately $2.9 million; a writedown of approximately $1.9 million on used and rental equipment to reflect the decreased market value due to poor economic conditions; and pre-tax losses from the Trencor and Astec Underground start-up operations at Loudon, Tennessee of approximately $3.6 million. The items account for a total of $24.7 million.

Dr. Brock added, "On the positive side, our underabsorbed overhead in the fourth quarter decreased from the prior year fourth quarter because of measures taken to reduce manufacturing expenses, and interest expense has declined $1.3 million for the fourth quarter. Our backlog at December 31, 2003 was $79.4 million compared to $60.7 million at December 31, 2002 for a 30.8% increase. Our backlog at January 31, 2004 was $90.7 million compared to $65.7 million at January 31, 2003 for a 38.1% increase. We believe we have hit the bottom of the economic cycle and have turned upward based on our backlog and customer activity. We anticipate that the six-year highway bill will be renewed, and we believe that an improving economy should increase state highway funding revenues and private commercial projects."

As of December 31, 2003, Astec was not in compliance with a financial covenant under its credit facility. Astec will release its fourth quarter and year-end fiscal 2003 financial results and reschedule a conference call upon completion of its negotiations with its lenders rather than on February 26, 2004 as previously announced. The Company has met with its lenders and expects to receive the waiver and amendment that will allow it to continue to classify the debt related to its credit facility as long-term.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for the fourth quarter of 2003, for the year 2003 and for the future generally, the effects on the Company from its backlog and increased customer activity, the timing of the renewal of the highway bill, the effects of improvements in the economy on state highway funding and private commercial projects, and the Company's expectation and ability to receive the waiver and amendment related to its credit facility. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, future downturns in the economy or delays in any upturns in the economy, rising oil and liquid asphalt prices, rising steel prices, a failure to obtain waivers or amendments being discussed with the lenders or to comply in the future with covenants in the Company's credit facility or to obtain waivers thereof, rising interest rates, decreased funding for highway projects, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2002.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com